Exhibit 3.3

Ashurst

The Companies Act 2006

Articles of Association of Carnival UK Ltd.

(No. 04039524)

Private company having a share capital

(Adopted by special resolution passed on 8 May 2026)

Contents

PRELIMINARY		1
1.	Exclusion of Model Articles and Table A	1
2.	Definitions and interpretation	1
3.	Liability of members	3
DIRECTORS’ POWERS AND RESPONSIBILITIES		3
4.	Directors’ general authority	3
5.	Shareholders’ reserve power	3
6.	Directors may delegate	3
7.	Committees	3
DECISION-MAKING BY DIRECTORS		4
8.	Directors to take decisions collectively	4
9.	Unanimous decisions	4
10.	Calling a directors’ meeting	4
11.	Participation in directors’ meetings	4
12.	Quorum for directors’ meetings	5
13.	Chairing of directors’ meetings	5
14.	No casting vote	5
15.	Directors’ interests	5
16.	Directors’ conflicts	6
17.	Records of decisions to be kept	7
18.	Directors’ discretion to make further rules	7
19.	Change of name	7
APPOINTMENT AND REMOVAL OF DIRECTORS		8
20.	Methods of appointing directors	8
21.	Termination of director’s appointment	8
22.	Appointment and removal by shareholders	8
23.	Alternate directors	9
24.	Directors’ remuneration	10
25.	Directors’ expenses	10
26.	Company Secretary	11
SHARES		11
27.	All shares to be fully paid up	11
28.	Allotment of shares	11
29.	Powers to issue different classes of share	11

30.	Payment of commissions on subscription for shares	11
31.	Company not bound by less than absolute interests	11
32.	Share certificates	11
33.	Replacement share certificates	12
34.	Share transfers	12
35.	Transmission of shares	13
36.	Exercise of transmittees’ rights	13
37.	Transmittees bound by prior notices	13
SHARE RIGHTS		14
38.	Subscriber shares	14
39.	P&O Princess Special Voting Share	14
40.	Redeemable Preference Shares	14
41.	Ranking of shares for dividends	16
42.	Variation of rights	16
DIVIDENDS AND OTHER DISTRIBUTIONS		17
43.	Procedure for declaring dividends	17
44.	Payment of dividends and other distributions	18
45.	No interest on distributions	18
46.	Unclaimed distributions	18
47.	Non-cash distributions	19
48.	Waiver of distributions	19
CAPITALISATION OF PROFITS		19
49.	Authority to capitalise and appropriation of capitalised sums	19
ORGANISATION OF GENERAL MEETINGS		20
50.	Attendance and speaking at general meetings	20
51.	Quorum for general meetings	20
52.	Chairing general meetings	21
53.	Attendance and speaking by directors and non-shareholders	21
54.	Adjournment	21
VOTING AT GENERAL MEETINGS		22
55.	Voting: general	22
56.	Errors and disputes	22
57.	Poll votes	22
58.	Content of proxy notices	23
59.	Delivery of proxy notices	23
60.	Amendments to resolutions	24
ADMINISTRATIVE ARRANGEMENTS		24
61.	Means of communication to be used	24

62.	Deemed delivery of documents and information	24
63.	Company seals	25
64.	No right to inspect accounts and other records	25
65.	Provision for employees on cessation of business	25
DIRECTORS’ INDEMNITY AND INSURANCE		26
66.	Indemnity and benefits	26
SCHEME OF ARRANGEMENT		27
67.	Scheme of Arrangement	27

The Companies Act 2006

Articles of Association of Carnival UK Ltd. (the Company)

Private company having a share capital

(Adopted by special resolution passed on 8 May 2026)

PRELIMINARY

1.	Exclusion of Model Articles and Table A

The regulations contained in the Model Articles of Association applicable to the Company under or pursuant to the 2006 Act, or in Table A in the schedule to The Companies (Tables A to F) Regulations 1985 and in any Table A applicable to the Company, under any former enactment relating to companies shall not apply to the Company except in so far as they are repeated or contained in these articles.

2.	Definitions and interpretation

2.1	In these articles, unless the context otherwise requires:

2006 Act means the Companies Act 2006 including any modification or re-enactment thereof for the time being in force;

articles means the Company’s articles of association for the time being in force;

bankruptcy includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;

chairperson has the meaning given in article 13.2;

chairperson of the meeting has the meaning given in article 52.3;

Companies Acts means the Companies Acts (as defined in section 2 of the Companies Act 2006, in so far as they apply to the Company;

director means a director of the Company, and includes any person occupying the position of director, by whatever name called;

distribution recipient has the meaning given in article 44.2;

document includes, unless otherwise specified, any document sent or supplied in electronic form;

electronic form has the meaning given in section 1168 of the 2006 Act;

fully paid in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

Group means the Company and its group undertakings from time to time and all of them and each of them as the context admits and Group Company means any one of them;

group undertaking shall be construed in accordance with section 1161 of the 2006 Act;

hard copy form has the meaning given in section 1168 of the 2006 Act;

holder in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

instrument means a document in hard copy form;

ordinary resolution has the meaning given in section 282 of the 2006 Act;

Ordinary Shares means ordinary shares in the capital of the Company;

paid means paid or credited as paid;

participate, in relation to a directors’ meeting, has the meaning given in article 11;

P&O Princess Special Voting Share means the special voting share of £1.00 in the capital of the Company;

proxy notice has the meaning given in article 58.1;

redeemable preference shares means the redeemable preference shares of £1.00 each in the capital of the Company;

shareholder means a person who is the holder of a share;

shares means shares in the Company;

special resolution has the meaning given in section 283 of the 2006 Act;

subscriber shares means the subscriber shares of £1.00 each in the capital of the Company;

subsidiary has the meaning given in section 1159 of the 2006 Act;

transmittee means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and

writing means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

2.2	Unless the context otherwise requires, words or expressions contained in these articles bear the same meanings as in the 2006 Act as in force on the date of adoption of these articles.

2.3	In these articles:

(a)	headings are included for convenience only and shall not affect the construction of these articles;

(b)	words denoting the singular include the plural and vice versa;

(c)	words denoting one gender include each gender and all genders;

(d)	references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, organisations and trusts (in each case whether having separate legal personality).

3.	Liability of members

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

DIRECTORS’ POWERS AND RESPONSIBILITIES

4.	Directors’ general authority

Subject to the articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

5.	Shareholders’ reserve power

5.1	The shareholders may, by special resolution, direct the directors to take, or refrain from taking, specified action.

5.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.

6.	Directors may delegate

6.1	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions;

as they think fit.

6.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

6.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

7.	Committees

7.1	Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

7.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

8.	Directors to take decisions collectively

8.1	The general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with article 9.

8.2	If:

(a)	the Company only has one director; and

(b)	no provision of the articles requires it to have more than one director,

the general rule does not apply, and the director may take decisions without regard to any of the provisions of the articles relating to directors’ decision-making.

9.	Unanimous decisions

9.1	A decision of the directors is taken in accordance with this article 9 when all eligible directors indicate to each other by any means that they share a common view on a matter.

9.2	Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it or has otherwise indicated agreement in writing.

9.3	References in this article 9 to eligible directors are to directors who would have been entitled to vote on the matter and whose vote would have been counted had it been proposed as a resolution at a directors’ meeting.

9.4	A decision may not be taken in accordance with this article 9 if the eligible directors would not have formed a quorum at such a meeting.

10.	Calling a directors’ meeting

10.1	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the company secretary (if any) to give such notice.

10.2	Notice of a directors’ meeting must be given to each director, but need not be in writing.

10.3	Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company either before, on or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.	Participation in directors’ meetings

11.1	Subject to the articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the articles, and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	Quorum for directors’ meetings

12.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2	The quorum for directors’ meetings may be fixed from time to time by a decision of the directors, but unless so fixed, the quorum for directors’ meetings shall be: (a) one director, if the Company has only one director; and (b) two directors, if the Company has more than one director

12.3	If the total number of directors for the time being is less than the quorum required, the directors must not take any decision other than a decision:

(a)	to appoint further directors, or

(b)	to call a general meeting so as to enable the shareholders to appoint further directors.

13.	Chairing of directors’ meetings

13.1	The directors may appoint a director to chair their meetings.

13.2	The person so appointed for the time being is known as the chairperson.

13.3	The directors may terminate the chairperson’s appointment at any time.

13.4	If the chairperson is not participating in a directors’ meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of themselves to chair it.

14.	No casting vote

In the case of an equality of votes, the chairperson or other director chairing the meeting (or part of a meeting) shall not have a casting vote.

15.	Directors’ interests

15.1	A director may vote, at any meeting of the directors or of any committee of the directors, on any resolution, and may otherwise take, or take part in, any decision, notwithstanding that it in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest or duty whatsoever (whether or not it may conflict with the interests of the Company), and if he shall vote on any such resolution (or take, or take part in, any such decision) his vote shall be counted; and in relation to any such resolution as aforesaid he shall (whether or not he shall vote on the same) be taken into account in calculating the quorum present at the meeting. This is subject to section 175 of the 2006 Act and to the other provisions of the articles.

15.2	Provided that he has disclosed to the directors the nature and extent of any interest of his in accordance with and to the extent required by the 2006 Act or the interest is deemed disclosed by article 15.3, a director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested or any Group Company or any body corporate in which any Group Company is interested;

(c)	may act, by himself or through a firm in which he is interested, in a professional capacity for the Company or any Group Company or any body corporate in which any Group Company is interested (otherwise than as auditor); and

(d)	may hold any other place of profit with the Company (otherwise than as auditor) in conjunction with his office as the directors may determine,

and (i) he shall not, by reason of his office or the fiduciary relationship thereby established, be accountable to the Company for any remuneration or other benefit which he or any other person derives from any such office or employment or from any such transaction or arrangement or from acting in a professional capacity or from any interest in any such undertaking or body corporate; and (ii) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or remuneration or other benefit; and (iii) receipt of any such remuneration or other benefit shall not constitute a breach of his duty under section 176 of the 2006 Act.

15.3	For the purposes of this article 15 a director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a director, officer or employee of any Group Company in relation to the Company.

16.	Directors’ conflicts

16.1	For the purposes of section 175 of the 2006 Act, the directors may authorise any matter proposed to them which would, if not so authorised, constitute or give rise to an infringement of duty by a director under that section.

16.2	Any authorisation of a matter pursuant to article 16.1 shall extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter so authorised.

16.3	Any authorisation of a matter under article 16.1 shall be subject to such conditions or limitations as the directors may specify, whether at the time such authorisation is given or subsequently, and may be terminated or varied by the directors at any time. A director shall comply with any obligations imposed on him by the directors pursuant to any such authorisation.

16.4	A director shall not, by reason of his office or the fiduciary relationship thereby established, be accountable to the Company for any remuneration or other benefit which derives from any matter authorised by the directors under article 16.1 and any transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such remuneration or other benefit or on the ground of the director having any interest as referred to in section 175 of the 2006 Act.

16.5	A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director or officer or employee of the Company and in respect of which he owes a duty of confidentiality to another person. However, to the extent that his connection with that other person conflicts, or possibly may conflict, with the interests of the Company, this article 16.5 applies only if the existence of that connection has been authorised by the directors under article 16.1 above. In particular, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the 2006 Act because he fails:

(a)	to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

(b)	to use any such information in performing his duties as a director or officer or employee of the Company.

16.6	Where the existence of a director’s connection with another person has been authorised by the directors under article 16.1 and his connection with that person conflicts, or possibly may conflict, with the interests of the Company, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the 2006 Act because he:

(a)	absents himself from meetings of the director or any committee thereof at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

16.7	The provisions of articles 16.5 and 16.6 are without prejudice to any equitable principle or rule of law which may excuse the director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these articles or otherwise; or

(b)	attending meetings or discussions or receiving documents and information as referred to in article 16.6 in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

16.8	For the purposes of this article 16, a conflict of interest includes a conflict of interest and duty and a conflict of duties.

17.	Records of decisions to be kept

The directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

18.	Directors’ discretion to make further rules

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

19.	Change of name

The Company may change its name by resolution of the directors.

APPOINTMENT AND REMOVAL OF DIRECTORS

20.	Methods of appointing directors

20.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

(a)	by ordinary resolution;

(b)	by a decision of the directors; or

(c)	by holder or holders of more than one-half of the issued ordinary shares of the Company, in accordance with article 22.

20.2	In any case where, as a result of death, the Company has no shareholders and no directors, the personal representatives of the last shareholder to have died have the right, by notice in writing, to appoint a person to be a director.

20.3	For the purposes of article 20.2, where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder.

21.	Termination of director’s appointment

A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Companies Acts or is prohibited from being a director by law;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)	a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	notification is received by the Company from the director that the director is resigning from office, and such resignation has taken effect in accordance with its terms;

(f)	all the other directors unanimously resolve that his office be vacated (but this shall be without prejudice to any claim such person may have for damages for breach of contract of service between him and the Company); or

(g)	that person is removed from office by holder or holders of more than one-half of the issued ordinary shares of the Company, in accordance with article 22.

22.	Appointment and removal by shareholders

The holder or holders for the time being of more than one-half of the issued ordinary shares of the Company shall have the power from time to time and at any time to appoint any person or persons as a director or directors either as additional directors or to fill any vacancy and to remove from office any director howsoever appointed. Any such appointment or removal shall be effected by a notice in writing signed by or on behalf of the member or members exercising the power and shall take effect upon lodgement at the registered office of the Company or upon presentation at a board meeting or general meeting of the Company, or upon such later date as may be specified in the notice.

23.	Alternate directors

23.1	Any director (the appointor) may appoint as an alternate any other director, or any other person approved by a resolution or other decision of the directors to:

(a)	exercise that director’s powers; and

(b)	carry out that director’s responsibilities,

in relation to the taking of decisions by the directors in the absence of the alternate’s appointor.

23.2	Any appointment or removal of an alternate must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

23.3	The notice must:

(a)	identify the proposed alternate; and

(b)	in the case of a notice of appointment, contain a statement signed by the proposed alternate that the proposed alternate is willing to act as the alternate of the director giving the notice.

23.4	An alternate director has the same rights, in relation to any directors’ meeting, and all meetings of committees of directors of which the appointor is a member, or directors’ written resolution, or other decision of the directors reached in accordance with article 9, as the alternate’s appointor. For the purposes of articles 9.1 and 9.2, if an alternate director indicates that he shares the common view, his appointor need not also indicate that he shares the common view and if a resolution is signed by an alternate director (or to which an alternate director has indicated his agreement in writing), it need not also be signed or so agreed to by his appointor.

23.5	Except as the articles specify otherwise, alternate directors:

(a)	are deemed for all purposes to be directors;

(b)	are liable for their own acts and omissions;

(c)	are subject to the same restrictions as their appointors; and

(d)	are not deemed to be agents of or for their appointors.

23.6	A person who is an alternate director but not a director:

(a)	may be counted as participating for the purposes of determining whether a quorum is participating (but only if that person’s appointor is not participating); and

(b)	may sign (or otherwise indicate his agreement in writing to) a written resolution (but only if that person’s appointor has not signed or otherwise indicated his agreement in writing to such written resolution).

No alternate may be counted as more than one director for such purposes.

23.7	A director who is an alternate director has an additional vote on behalf of each appointor who is:

(a)	not participating in a directors’ meeting; and

(b)	would have been entitled to vote if they were participating in it.

23.8	An alternate director is not entitled to receive any remuneration from the Company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the Company.

23.9	An alternate director’s appointment as an alternate terminates:

(a)	when the alternate’s appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

(b)	on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

(c)	on the death of the alternate’s appointor; or

(d)	when the alternate’s appointor’s appointment as a director terminates.

24.	Directors’ remuneration

24.1	Directors may undertake any services for the Company that the directors decide.

24.2	Directors are entitled to such remuneration as the directors determine for:

(a)	their services to the Company as directors; and

(b)	any other service which they undertake for the Company.

24.3	Subject to the articles, a director’s remuneration may:

(a)	take any form; and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

24.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

24.5	Unless the directors decide otherwise, directors are not accountable to the Company for any remuneration which they receive as directors or other officers or employees of the Company’s subsidiaries or of any other body corporate in which the Company is interested.

25.	Directors’ expenses

The Company may pay any reasonable expenses which the directors (including alternate directors) properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors;

(b)	general meetings; or

(c)	separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

26.	Company Secretary

It shall not be necessary for the Company to have a company secretary.

SHARES

27.	All shares to be fully paid up

27.1	No share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.

27.2	This does not apply to shares taken on the formation of the Company by the subscribers to the Company’s memorandum.

28.	Allotment of shares

28.1	The directors shall have the powers given by section 550 of the 2006 Act.

28.2	In accordance with section 567 of the 2006 Act, the requirements of sections 561 and 562 of the 2006 Act are excluded in relation to allotments of equity securities by the Company.

29.	Powers to issue different classes of share

29.1	Subject to the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

29.2	The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

30.	Payment of commissions on subscription for shares

30.1	The Company may pay any person a commission in consideration for that person:

(a)	subscribing, or agreeing to subscribe, for shares; or

(b)	procuring, or agreeing to procure, subscriptions for shares.

30.2	Any such commission may be paid:

(a)	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

(b)	in respect of a conditional or an absolute subscription.

31.	Company not bound by less than absolute interests

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

32.	Share certificates

32.1	The Company must issue each shareholder, free of charge, with one or more certificates in respect of the shares which that shareholder holds.

32.2	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the nominal value of those shares;

(c)	that the shares are fully paid; and

(d)	any distinguishing numbers assigned to them.

32.3	No certificate may be issued in respect of shares of more than one class.

32.4	If more than one person holds a share, only one certificate may be issued in respect of it.

32.5	Certificates must:

(a)	have affixed to them the Company’s common seal; or

(b)	be otherwise executed in accordance with the Companies Acts.

33.	Replacement share certificates

33.1	If a certificate issued in respect of a shareholder’s shares is:

(a)	damaged or defaced; or

(b)	said to be lost, stolen or destroyed, that shareholder is entitled to be issued with a replacement certificate in respect of the same shares.

33.2	A shareholder exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

34.	Share transfers

34.1	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the directors, which is executed by or on behalf of the transferor.

34.2	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

34.3	The Company may retain any instrument of transfer which is registered.

34.4	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

34.5	The directors shall only have discretion to refuse to register a transfer of shares in the Company if any of the following conditions are not met:

(a)	it is lodged at the registered office of the Company or at such other place as the directors may appoint and is accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	it is in respect of only one class of shares; or

(c)	it is in favour of not more than four transferees.

34.6	Notwithstanding article 34.5, the directors (or director if there is only one) of the Company may not decline to register any transfer of shares in the Company nor suspend registration of any shares in the Company in each case where such shares have been mortgaged or charged by way of security in favour of a bank or other entity (whether as lender, agent, trustee or otherwise) (a Secured Party) and where the transfer is or is to be:

(a)	to a Secured Party or its nominee; or

(b)	executed by a Secured Party, its nominee or any receiver (or similar officer) pursuant to any power existing under such security, and a certificate from the Secured Party, its nominee or any receiver (or similar officer) that the shares are or are to be subject to such security and the transfer is in accordance with the provisions of this article shall be conclusive evidence of such facts.

35.	Transmission of shares

35.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

35.2	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person, and

(b)	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

35.3	But transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

36.	Exercise of transmittees’ rights

36.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

36.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

36.3	Any transfer made or executed under this article 36 is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

37.	Transmittees bound by prior notices

If a notice is given to a shareholder in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the shareholder before the transmittee’s name has been entered in the register of members.

SHARE RIGHTS

38.	Subscriber shares

The subscriber shares of £1 each in the capital of the Company have no rights whatsoever, including, without limitation, no right to receive notice, attend and vote at any general meeting, no right to receive dividends and no right to receive the payment of capital upon a distribution of assets.

39.	P&O Princess Special Voting Share

39.1	The P&O Princess Special Voting Share shall have no right to receive notice of or to attend and vote at any general meeting.

39.2	On a distribution of assets of the Company on a Liquidation of the Company, the P&O Princess Special Voting Share shall rank after the holders of Ordinary Shares and redeemable preference shares for repayment of any capital paid up or credited as paid up and shall only be entitled to repayment of the nominal value paid up on its share.

39.3	The P&O Princess Special Voting Share shall not be entitled to receive any dividends.

39.4	Where the proposed variation increases the obligations of the holder of the P&O Princess Special Voting Share, such variation shall also require the consent of the holder of the P&O Princess Special Voting Share.

40.	Redeemable Preference Shares

The rights attaching to the redeemable preference shares are as follows:

Dividends

40.1	The holders of redeemable preference shares shall be entitled, in priority to the holders of any other class of shares in the Company’s share capital, to receive out of the profits of the Company available for distribution and resolved under the articles to be distributed in respect of each financial year of the Company a fixed cumulative preferential dividend (the “Preference Dividend”) at the rate of 8 per cent. per annum on the amount for the time being paid up on each redeemable preference share held by them respectively, save that no Preference Dividend shall accrue in respect of any redeemable preference share not in issue.

40.2	The Preference Dividend shall accrue on a daily basis and shall be payable annually in arrears on 31 December (“Annual Preference Dividend Payment Date”), or if such date is not a Business Day, on the next following Business Day, in respect of the year ending on that date. The first such payment shall be made on the 31 December following the issue in respect of the period from the date of the issue of the redeemable preference shares concerned until such date. The Preference Dividend shall be paid to the holders of the issued redeemable preference shares whose names appear on the register at 12 noon on any date selected by the directors up to 42 days before the relevant dividend payment date.

Capital

40.3	On a distribution of assets of the Company among its members on a winding up or other return of capital (other than a redemption or purchase by the Company of its own shares), the holders of the redeemable preference shares shall rank behind the holder(s) of Ordinary Shares but ahead of the holders of any other classes of shares of the Company in relation to the payment of any capital paid up or credited as paid up on each redeemable preference share.

No further rights to dividends or capital

40.4	Save as provided in articles 40.1, 40.2 and 40.3, the holders of the redeemable preference shares shall not be entitled to any participation in the profits or assets of the Company.

Voting

40.5	The holders of redeemable preference shares shall not have any right to receive notice of or to attend and vote at any general meeting.

Redemption

40.6	Subject to the Companies Acts, the Company shall have the right at any time to redeem any redeemable preference shares (provided that they are credited as fully paid) by giving to the registered holder written notice of its intention to do so (the “Redemption Notice”).

40.7	Subject to the Companies Acts, the holder(s) of the redeemable preference shares has the right at any time to give the Company written notice to require the Company to redeem all of its redeemable preference shares (provided that they are credited as fully paid) within three months of giving the Company such notice (the “Shareholder Redemption Notice”).

40.8	The Redemption Notice must specify the number of redeemable preference shares to be redeemed, the amount payable on redemption and the date and time (the “Redemption Date”) and place in England at which:

(a)	the share certificates in respect of the redeemable preference shares must be delivered to the Company for cancellation; and

(b)	the Company shall pay to the registered holders of the redeemable preference shares to be redeemed the redemption money in respect of such redeemable preference shares together with a sum equal to any arrears and accruals of the Preference Dividend (whether accrued or declared or not) and any interest payable calculated down to the date of such repayment.

40.9	The holders of the redeemable preference shares to be redeemed shall be bound by the Redemption Notice.

40.10	Following the receipt of a Shareholder Redemption Notice the Company shall be bound, subject to the Companies Acts, to redeem such redeemable preference shares and must give the relevant holder of such shares written notice of the date (also the “Redemption Date”) of a redemption (such notice to be at least fourteen days in advance of such payment) whereby, upon the receipt by the Company of (i) the relevant share certificate(s) in respect of such shares from the holder for cancellation or (ii) an indemnity reasonably acceptable to the Company in respect of a lost share certificates(s), then the Company shall pay to the registered holder of the shares the redemption money in respect of such shares together with a sum equal to any arrears and accruals of the Preference Dividend (whether accrued or declared or not) and any interest payable calculated down to the date of such repayment. If the Company is not able to redeem such shares within three months of receipt of the Shareholder Redemption Notice (because such payment would be in contravention of the Companies Acts), then the Company shall effect such redemption as soon as possible after such shares have become capable of being lawfully redeemed in accordance with the Companies Acts.

40.11	The amount to be paid on redemption of each redeemable preference share shall equal the amount credited as paid up on it (including any share premium) together with all arrears or accruals of the Preference Dividend (whether accrued, declared or not) calculated up to and including the Redemption Date and in the case of a partial redemption proportionately in respect of each holding of redeemable preference shares.

40.12	The redeemable preference shares shall be redeemed on or before 31 December 2050 and if, in accordance with the Companies Acts, the redeemable preference shares shall not on any such date be capable of being redeemed by the Company, such redemption shall be effected as soon as possible after the redeemable preference shares have become capable of being redeemed.

40.13	The Preference Dividend shall cease to accrue on any redeemable preference shares, which are to be redeemed, on the Redemption Date.

40.14	If any holder of a redeemable preference share to be redeemed fails or refuses to surrender the share certificate (or an indemnity reasonably acceptable to the Company in respect of lost share certificates) for such redeemable preference share (or fails or refuses to accept the redemption money payable in respect of it), the Company shall retain such money and hold it on trust for such holder but without interest or further obligation whatever.

40.15	No redeemable preference share shall be redeemed otherwise than out of distributable profits or the proceeds of a fresh issue of shares made for the purposes of the redemption or out of capital to the extent permitted by the Companies Acts but any premium payable on redemption shall be paid either out of distributable profits, or to the extent permitted by the Companies Acts, out of the share premium account of the Company.

40.16	No redeemable preference share redeemed by the Company shall be capable of reissue.

41.	Ranking of shares for dividends

The rights attaching to the shares of the Company, as regards the participation in the profits available for distribution and resolved to be distributed, are as follows:

(a)	the holders of preference shares shall be entitled, in priority to any payment of dividends to the holders of any other class of shares, to a preferred right to participate as regards dividends up to but not beyond a specified amount; and

(b)	any surplus remaining after payment of the dividends under paragraph (a) shall be payable to the holders of the Ordinary Shares in equal amounts per share.

42.	Variation of rights

42.1	Subject to the provisions of the Companies Acts, if at any time the capital of the Company is divided into different classes of shares, the rights attached to any class may (unless otherwise provided by the terms of allotment of the shares of that class) be varied or abrogated, whether or not the Company is being wound up, either:

(a)	with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class (excluding any shares of that class held as treasury shares); or

(b)	with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

42.2	To every such separate general meeting, all the provisions of these articles relating to general meetings of the Company (and to the proceedings at such general meetings) shall, mutatis mutandis, so far as applicable apply, except that:

(a)	the necessary quorum at any such meeting, other than an adjourned meeting, shall be two persons, present in person or by proxy or by duly authorised representative (if a corporation), who together hold or represent at least one-third in nominal value of the issued shares of the relevant class (unless all the shares of that class are registered in the name of a single holder, in which case the quorum shall be that holder, his proxy or his duly authorised representative (if a corporation)), but so that if, at any adjourned meeting of such holders, such a quorum is not present, then those holders who are present (in person or by proxy or by duly authorised representative (if a corporation)) shall be a quorum;

(b)	any holder of shares of the relevant class present in person or by proxy or by duly authorised representative (if a corporation) may demand a poll; and

(c)	the holders of shares of the relevant class shall, on a poll, have one vote in respect of every share of that class held by him.

42.3	The rights attached to any class of shares shall, unless otherwise expressly provided by the terms of issue of the shares of that class or by the terms upon which such shares are for the time being held, be deemed not to be abrogated or varied by (a) the creation or issue of further shares ranking pari passu therewith or subsequent thereto; or (b) the purchase or redemption by the Company of any of its own shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

43.	Procedure for declaring dividends

43.1	The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

43.2	No dividend may be declared or paid unless it is in accordance with shareholders’ respective rights.

43.3	Unless the shareholders’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each shareholder’s holding of shares on the date of the resolution or decision to declare or pay it.

43.4	If the Company’s share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear.

43.5	The directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

43.6	If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

43.7	Subject to the terms of issue of any share, dividends may be declared or paid in any currency or currencies determined by the directors, and the directors may decide the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

44.	Payment of dividends and other distributions

44.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)	sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

44.2	In the articles, “the distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share; or

(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy or otherwise by operation of law, the transmittee.

45.	No interest on distributions

The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued; or

(b)	the provisions of another agreement between the holder of that share and the Company.

46.	Unclaimed distributions

46.1	All dividends or other sums which are:

(a)	payable in respect of shares; and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

46.2	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

46.3	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment; and

(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

47.	Non-cash distributions

47.1	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution or by a resolution or other decision of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

47.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

48.	Waiver of distributions

Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder; or

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

49.	Authority to capitalise and appropriation of capitalised sums

49.1	Subject to the articles, the directors may, if they are so authorised by an ordinary resolution:

(a)	decide to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)	appropriate any sum which they so decide to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it were distributed by way of dividend (the “persons entitled”) and in the same proportions.

49.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled; and

(b)	in the same proportions as a dividend would have been distributed to them.

49.3	Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

49.4	A capitalised sum which was appropriated from profits available for distribution may be applied in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

49.5	Subject to the articles the directors may:

(a)	apply capitalised sums in accordance with articles 49.3 and 49.4 partly in one way and partly in another;

(b)	make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this article 49 (including the issuing of fractional certificates or the making of cash payments); and

(c)	authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this article 49.

ORGANISATION OF GENERAL MEETINGS

50.	Attendance and speaking at general meetings

50.1	A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

50.2	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

50.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

50.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

50.5	Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

51.	Quorum for general meetings

No business other than the appointment of the chairperson of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

52.	Chairing general meetings

52.1	If the directors have appointed a chairperson, the chairperson shall chair general meetings if present and willing to do so.

52.2	If the directors have not appointed a chairperson, or if the chairperson is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present; or

(b)	(if no directors are present), the meeting,

must appoint a director or shareholder to chair the meeting, and the appointment of the chairperson of the meeting must be the first business of the meeting.

52.3	The person chairing a meeting in accordance with this article 52 is referred to as “the chairperson of the meeting”.

53.	Attendance and speaking by directors and non-shareholders

53.1	Directors may attend and speak at general meetings, whether or not they are shareholders.

53.2	The chairperson of the meeting may permit other persons who are not:

(a)	shareholders of the Company; or

(b)	otherwise entitled to exercise the rights of shareholders in relation to general meetings,

to attend and speak at a general meeting.

54.	Adjournment

54.1	If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairperson of the meeting must adjourn it.

54.2	The chairperson of the meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment; or

(b)	it appears to the chairperson of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

54.3	The chairperson of the meeting must adjourn a general meeting if directed to do so by the meeting.

54.4	When adjourning a general meeting, the chairperson of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

54.5	If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least 7 clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given; and

(b)	containing the same information which such notice is required to contain.

54.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

55.	Voting: general

55.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

55.2	Subject to any special terms as to voting on which shares have been allotted or issued, or a suspension or abrogation of voting rights pursuant to the articles, at a general meeting on a poll, every member (whether present in person, by proxy or by corporate representative) shall have one vote for every Ordinary Share of which he is the holder. On a vote on a resolution at a general meeting on a show of hands each member (present in person, by proxy or by corporate representative) who would be entitled to vote on a poll at that meeting has one vote.

56.	Errors and disputes

56.1	No objection may be raised to the qualification of any person voting at a general

56.2	meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

56.3	Any such objection must be referred to the chairperson of the meeting, whose decision is final.

57.	Poll votes

57.1	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote; or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

57.2	A poll may be demanded by:

(a)	the chairperson of the meeting;

(b)	the directors;

(c)	two or more persons having the right to vote on the resolution; or

(d)	a person or persons representing not less than one tenth of the total voting rights of all the shareholders having the right to vote on the resolution.

57.3	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken; and

(b)	the chairperson of the meeting consents to the withdrawal.

57.4	Polls must be taken immediately and in such manner as the chairperson of the meeting directs.

58.	Content of proxy notices

58.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which: (a) states the name and address of the shareholder appointing the proxy;

(b)	identifies the person appointed to be that shareholder’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the shareholder appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)	is delivered to the Company in accordance with the articles and any instructions contained in the notice of the general meeting to which they relate.

58.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

58.3	Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions.

58.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

59.	Delivery of proxy notices

59.1	A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

59.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

59.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

59.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

60.	Amendments to resolutions

60.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairperson of the meeting may determine); and

(b)	the proposed amendment does not, in the reasonable opinion of the chairperson of the meeting, materially alter the scope of the resolution.

60.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

(a)	the chairperson of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

60.3	If the chairperson of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairperson’s error does not invalidate the vote on that resolution.

ADMINISTRATIVE ARRANGEMENTS

61.	Means of communication to be used

61.1	Subject to the articles, anything sent or supplied by or to the Company under the articles may be sent or supplied in any way in which the 2006 Act provides for documents or information which are authorised or required by any provision of that Act to be sent or supplied by or to the Company.

61.2	Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

61.3	A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

62.	Deemed delivery of documents and information

62.1	Any notice, document or other information sent or supplied by the Company:

(a)	sent by post (whether in hard copy or electronic form) to an address in the United Kingdom (provided that the Company is able to show that it (or the envelope) was properly addressed, prepaid and posted) shall be deemed to have been received by the intended recipient on the day following that on which it (or an envelope containing it) was put in the post if first class post was used or 48 hours after it was posted if first class post was not used;

(b)	sent or supplied by electronic means, (provided that the Company is able to show that it was properly addressed) shall be deemed to have been received by the intended recipient on the day on which it was sent or supplied;

(c)	sent or supplied by means of a website, shall be deemed to have been received by the intended recipient:

(i)	when the material was first made available on the website; or

(ii)	if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website;

(d)	left at a shareholder’s registered address or such other postal address as notified by the shareholder to the Company for the purpose of receiving Company communications, shall be deemed to have been received on the day it was left.

62.2	For the purposes of this article 61, no account shall be taken of any part of a day that is not a working day.

62.3	A shareholder whose registered address is not within the United Kingdom and who gives to the Company an address within the United Kingdom at which notice may be given to him, or an address to which notices may be sent by electronic means, shall be entitled to have notices, documents or other information sent to him at that address, but otherwise no such shareholder shall be entitled to receive any notice, document or other information from the Company.

63.	Company seals

63.1	Any common seal may only be used by the authority of the directors.

63.2	The directors may decide by what means and in what form any common seal is to be used.

63.3	Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

63.4	For the purposes of this article, an authorised person is:

(a)	any director of the Company;

(b)	the company secretary (if any); or

(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

64.	No right to inspect accounts and other records

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a shareholder

65.	Provision for employees on cessation of business

The directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

DIRECTORS’ INDEMNITY AND INSURANCE

66.	Indemnity and benefits

66.1	Subject to the provisions of the Companies Acts (but so that this article 66.1 does not extend to any matter insofar as it would cause this article 66.1 or any part of it to be void under the Companies Acts) but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a director of the Company or any Group Company may be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities (together Liabilities) which he may sustain or incur in or about the actual or purported execution and/or discharge of his duties (including those duties, powers and discretions in relation to any Group Company or any company that is a trustee of an occupational pension scheme (as defined in section 235(6) of the 2006 Act)) and/or the actual or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any Liability suffered or incurred by him in disputing, defending, investigating or providing evidence in connection with any actual or threatened or alleged claims, demands, investigations, or proceedings, whether civil, criminal, or regulatory or in connection with any application under section 661(3), section 661(4) or section 1157 of the 2006 Act.

66.2	The Company may also provide funds to any director of the Company or of any Group Company to meet, or do anything to enable a director of the Company or any Group Company to avoid incurring, expenditure to the extent permitted by the Companies Acts.

66.3	Without prejudice to any other provisions of these articles, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors of the Company, or of any other Group Company or any other body which is or was otherwise associated with the Company or any Group Company or any other body in which the Company or any such Group Company has or had any interest, whether direct or indirect, or of any predecessor in business of any of the foregoing, (together with Group Companies, “Associated Companies”) or who are or were at any time trustees of (or directors of trustees of) any pension, superannuation or similar fund, trust or scheme or any employees’ share scheme or other scheme or arrangement in which any employees of the Company or of any such other body are interested, including (without prejudice to the generality of the foregoing) insurance against any costs, charges, expenses, losses or liabilities suffered or incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the actual or purported exercise of their powers and discretions and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any such other body, fund, trust, scheme or arrangement.

66.4	The directors may exercise all the powers of the Company to give or award pensions, annuities, gratuities or other retirement, superannuation, death or disability allowances or benefits (whether or not similar to the foregoing) to (or to any person in respect of) any persons who are or have at any time been directors of the Company or of any Associated Company, and to the spouses, civil partners, former spouses and former civil partners, children and other relatives and dependants of any such persons and may establish, maintain, support, subscribe to and contribute to all kinds of schemes, trusts and funds (whether contributory or non-contributory) for the benefit of such persons as are hereinbefore referred to or any of them or any class of them, and so that any director or former director shall be entitled to receive and retain for his own benefit any such pension, annuity, gratuity, allowance or other benefit (whether under any such trust, fund or scheme or otherwise).

66.5	Without prejudice to any other provisions of these articles, the directors may exercise all the powers of the Company to establish, maintain, and contribute to any scheme for encouraging or facilitating the holding of shares in the Company or in any Associated Company by or for the benefit of current or former directors of the Company or any such body corporate or the spouses, civil partners, former spouses, former partners, families, connections or dependants of any such persons and, in connection with any such scheme, to establish, maintain and contribute to a trust for the purpose of acquiring and holding shares in the Company or any such body corporate and to lend money to the trustees of any such trust or to any individual referred to above.

SCHEME OF ARRANGEMENT

67.	Scheme of Arrangement

67.1	In this article 67, references to the “Scheme of Arrangement” are to the scheme of arrangement dated February 27, 2026 between Carnival plc and the Scheme Shareholders under Part 26 of the Companies Act 2006 in its original form or with or subject to any modification, addition or condition agreed by Carnival plc and Carnival Corporation Ltd. (“Carnival Corporation”) and which the Court may approve or impose and (save as defined in these articles) expressions defined in the Scheme of Arrangement shall have the same meanings in this article 67.

67.2	Notwithstanding any other provision of the articles, if Carnival plc issues or transfers any Ordinary Shares (other than to Carnival Corporation, any subsidiary of Carnival Corporation or any nominee of Carnival Corporation or its subsidiaries) on or after the adoption of this article 67 and prior to the Scheme Record Time, such Ordinary Shares shall be issued or transferred subject to the terms of the Scheme of Arrangement (and shall be Scheme Shares for the purposes thereof), provided always that they are not Excluded Shares, and the original and subsequent holder(s) of such Ordinary Shares shall be bound by the Scheme of Arrangement accordingly.

67.3	Subject to article 67.6 and to the Scheme of Arrangement becoming effective in accordance with its terms, if any Ordinary Shares are allotted, issued or transferred at or after the Scheme Record Time (the “Post-Scheme Shares”) such that any person (other than Carnival Corporation, any subsidiary of Carnival Corporation or any nominee of Carnival Corporation or its subsidiaries) directly or indirectly owns, holds or controls any Post-Scheme Shares (a “New Member”), the Post-Scheme Shares (including both the legal and beneficial ownership thereof) shall be immediately transferred to Carnival Corporation (or such other person as it may direct) in consideration of and conditional upon the allotment and issue or transfer to the New Member of such number of common shares of Carnival Corporation (the “New CCL Shares”) as that person would have been entitled to pursuant to the Scheme of Arrangement had the Post-Scheme Share been a Scheme Share, provided that:

(a)	if, in respect of any New Member with a registered address in a jurisdiction outside the United Kingdom and the United States or whom Carnival plc reasonably believes to be a citizen, resident or national of, or resident and/or located in, a jurisdiction outside the United Kingdom and the United States, Carnival plc and/or Carnival Corporation is advised that the allotment, issue, delivery and/or transfer of New CCL Shares pursuant to this article 67 would or may infringe the laws or regulations of such jurisdiction or Carnival plc and/or Carnival Corporation determines that it is unable, or that it would be unduly onerous, to comply with any governmental or other consent or any registration, filing or other formality in order to allot, issue, deliver and/or transfer New CCL Shares pursuant to this article 67, Carnival Corporation may, in its sole discretion, require that such New CCL Shares shall be sold. In the event that the New CCL Shares are to be sold, Carnival Corporation may appoint a person to act as attorney or agent for the New Member pursuant to this article 67 and such person shall be authorized on behalf of such New Member to procure that any shares in respect of which Carnival Corporation has made such determination shall, as soon as practicable following the allotment, issue, delivery or transfer of such shares, be sold and to do all such other things and execute all such documents as may in the opinion of the attorney or agent be necessary or desirable in connection with such sale, including being authorized to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (whether as a deed or otherwise) in favor of Carnival Corporation (or such other person as it may direct). The net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale, including brokerage and dealing costs, and any value added tax payable on the proceeds of sale) shall be paid to the persons entitled thereto in due proportions as soon as practicable, save that any fractional cash entitlements shall be rounded down to the nearest whole cent. In the absence of bad faith or wilful default, none of Carnival Corporation, Carnival plc or the person appointed to act pursuant to this article 67 shall have any liability for any determination made pursuant to this article 67 or for any loss or damage arising as a result of the timing or terms of such sale; and

(b)	any New Member may, prior to the issue or transfer of any Post-Scheme Shares to such New Member pursuant to the exercise of an option or satisfaction of an award under any of Carnival plc’s share plans, give not less than five business days’ written notice to Carnival plc, in such manner as the Directors shall prescribe, of their intention to transfer some or all of the Post-Scheme Shares to their spouse or civil partner. Any such New Member may, if such notice has been validly given on such Post-Scheme Shares being issued or transferred to such New Member, immediately transfer to their spouse or civil partner any such Post-Scheme Shares, provided that such Post-Scheme Shares shall then be immediately transferred from that spouse or civil partner to Carnival Corporation (or such other person as it may direct) pursuant to this article 67 as if the spouse or civil partner were a New Member. Where a transfer of Post-Scheme Shares to a New Member’s spouse or civil partner takes place in accordance with this article 67, references to the “New Member” in this article 67 shall be taken as referring to the spouse or civil partner of the New Member.

67.4	The New CCL Shares allotted and issued or transferred pursuant to article 67.3 or article 67.7 (as the case may be) shall rank equally in all respects with other fully paid common shares of Carnival Corporation in issue at that time other than as regards any dividend or other distribution made by reference to a record date preceding the date of allotment or transfer, and shall be subject to the articles of incorporation and by-laws of Carnival Corporation from time to time.

67.5	On any reorganization of, or material alteration to, the share capital of Carnival plc or Carnival Corporation (including, without limitation, any subdivision and/or consolidation) effected after the Scheme Effective Date, the number of New CCL Shares to be allotted and issued or transferred pursuant to article 67.3 or article 67.7 may be adjusted by the Directors in such manner as an independent investment bank selected by Carnival plc or the auditors of Carnival plc (whichever the Directors in their absolute discretion may select) may determine to be appropriate to reflect such reorganization or material alteration. References in this article 67 to Ordinary Shares, common shares of Carnival Corporation and/or New CCL Shares shall, following such adjustment, be construed accordingly.

67.6	Notwithstanding article 67.3, no right, title or interest in any Ordinary Shares which are directly or indirectly owned, held or controlled by or on behalf of any person who is, or whom Carnival plc or Carnival Corporation reasonably believes to be, a Sanctioned Shareholder (such Ordinary Shares being “Sanctions Affected Post-Scheme Shares”) shall be transferred to Carnival Corporation on or after the Scheme Effective Date where such a transfer would cause any person to violate Sanctions, or be exposed to a reasonable risk of being targeted as a Sanctioned Person and such Sanctions Affected Post-Scheme Shares shall only be transferred in accordance with article 67.7. For the avoidance of doubt, Sanctions Affected Post-Scheme Shares include any Ordinary Shares that were Sanctions Affected Shares as at the Scheme Record Time and any Post-Scheme Shares that are Sanctions Affected Shares.

67.7	Subject to the Scheme of Arrangement becoming effective, any Sanctions Affected Post-Scheme Shares (including both the legal and beneficial ownership thereof) shall be transferred to Carnival Corporation (or such other person as it may direct) upon the earlier of:

(a)	the date on which each direct and indirect interest holder in such Sanctions Affected Post-Scheme Shares ceases to be a Sanctioned Shareholder; or

(b)	the date on which all necessary Sanctions license(s) or other authorization(s) have been made or issued which ensure that no person will violate any Sanctions, or be exposed to a reasonable risk of being targeted as a Sanctioned Person, as a consequence of Carnival Corporation (or such other person as it may direct) acquiring such Sanctions Affected Post-Scheme Shares,

(such date being, the “Release Date”), in consideration of and conditional upon the allotment and issue or transfer to the holder of such shares (the “Relevant Shareholder”) such number of New CCL Shares as that Relevant Shareholder would have been entitled to pursuant to the Scheme of Arrangement had the Sanctions Affected Post-Scheme Share been a Scheme Share, provided that if Carnival plc and/or Carnival Corporation is advised that the allotment, issue, delivery and/or transfer of New CCL Shares pursuant to this article 67.7 would or may infringe the laws or regulations of any jurisdiction (including any Sanctions) or the terms of any Sanctions license(s) or other authorization(s), or Carnival plc and/or Carnival Corporation determines that it is unable to, or that it would be unduly onerous to comply, with any governmental or other consent or any other registration, filing or other formality in order to allot, issue and/or deliver to such Relevant Shareholder the New CCL Shares pursuant to this article 67.7, Carnival Corporation may, in its sole discretion, determine that such New CCL Shares shall be sold. In the event that the New CCL Shares are to be sold, Carnival Corporation may appoint a person to act as attorney or agent for the Relevant Shareholder pursuant to this article 67.7 and such person shall be authorized on behalf of such Relevant Shareholder to procure that any shares in respect of which Carnival Corporation has made such determination shall, as soon as practicable following the allotment, issue, delivery or transfer of such shares, be sold and to do all such other things and execute all such documents as may in the opinion of the attorney or agent be necessary or desirable in connection with such sale, including being authorized to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the Relevant Shareholder (whether as a deed or otherwise) in favor of Carnival Corporation (or such other person as it may direct). The net proceeds of such sale (after the deduction of all expenses and commissions incurred in connection with such sale, including brokerage and dealing costs, and any value added tax payable on the proceeds of sale) shall be paid to the persons entitled thereto in due proportions as soon as practicable in accordance with articles 67.8 and 67.9, save that any fractional cash entitlements shall be rounded down to the nearest whole cent. In the absence of bad faith or wilful default, none of Carnival Corporation, Carnival plc or the person appointed to act pursuant to this article 67.7 shall have any liability for any determination made pursuant to this article 67.7 or for any loss or damage arising as a result of the timing or terms of such sale.

67.8	Subject to the Scheme of Arrangement becoming effective in accordance with its terms, the rights and entitlements which would otherwise be exercisable in respect of or attach to any Sanctions Affected Post-Scheme Shares will not be exercisable or apply in respect of such Sanctions Affected Post-Scheme Shares until such time as the Sanctions Affected Post-Scheme Shares are transferred to Carnival Corporation (or such other person as it may direct) pursuant to article 67.7 and the register of members of Carnival plc is updated to reflect such transfer, including, without limitation:

(a)	the right to receive notice of, or be present at or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll, and any votes purported to be cast by or on behalf of such member in respect of such Sanctions Affected Post-Scheme Shares will be disregarded;

(b)	the right to receive notices or documents (including, without limitation, share certificates, annual reports, accounts and resolutions) from or in respect of Carnival plc;

(c)	save for any transfer pursuant to article 67.7, the right to transfer such Sanctions Affected Post-Scheme Shares or have such transfer registered and any purported transfer of any such Sanctions Affected Post-Scheme Shares will be void;

(d)	the right to a further issuance of shares in respect of such Sanctions Affected Post-Scheme Shares or in pursuance of an offer made to the holders of shares in Carnival plc; and

(e)	any sums payable in respect of such Sanctions Affected Post-Scheme Shares shall be paid into a blocked or frozen account (as applicable) in accordance with applicable Sanctions (which shall constitute full and final settlement of the obligations of Carnival plc and/or Carnival Corporation (as the case may be) in respect of such payments and no interest shall be paid thereon).

67.9	In respect of any Ordinary Shares transferred to Carnival Corporation (or such other person as it may direct) in accordance with article 67.7, on and with effect from the Release Date:

(a)	where any consideration is payable for the transfer of such Ordinary Shares pursuant to the terms of article 67.7 and the relevant New CCL Shares have been sold pursuant to such terms, the cash proceeds shall be held in a blocked or frozen account (as applicable) and shall be released from that account and paid to the Relevant Shareholder of such Ordinary Shares in accordance with their entitlements (provided that if any Sanctions would prohibit such payments, such amounts shall continue to be held in the blocked or frozen account (as applicable) until such Sanctions cease to apply or all required license(s) and/or other authorization(s) permitting such payments are obtained); and

(b)	Carnival Corporation shall receive an amount equal to the amount of all dividends and other distributions (if any) and any return of capital (whether by reduction of share capital or share premium account or otherwise) announced, authorised, declared, made, and paid in respect of such Ordinary Shares by reference to a record date falling on or after the Scheme Effective Date and prior to the Release Date, which has been held in a blocked or frozen account (as applicable) in compliance with Sanctions, once lawful to be withdrawn.

67.10	To give effect to any transfer of Post-Scheme Shares and Sanctions Affected Post-Scheme Shares required by this article 67, Carnival plc may appoint any person as attorney or agent for the New Member or Relevant Shareholder (as the case may be) to transfer such Ordinary Shares to Carnival Corporation (or such other person as it may direct) and do all such other things and execute and deliver all such documents (whether as a deed or otherwise) as may in the opinion of the attorney or agent be necessary or desirable to vest such Ordinary Shares in Carnival Corporation and pending such vesting to exercise all such rights attaching to such Ordinary Shares as Carnival Corporation may direct. If an attorney or agent is so appointed, the New Member or Relevant Shareholder (as the case may be) shall not thereafter (except to the extent that the attorney or agent fails to act in accordance with the directions of Carnival Corporation) be entitled to exercise any rights attaching to the Post-Scheme Shares or Sanctions Affected Post-Scheme Shares (as applicable) unless so agreed by Carnival Corporation. The attorney or agent shall be empowered to execute and deliver as transferor a form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise) on behalf of the New Member or Relevant Shareholder in favor of Carnival Corporation (or such other person as it may direct) and Carnival plc may give good receipt for the consideration for the Post-Scheme Shares or Sanctions Affected Post-Scheme Shares (as applicable) and may register Carnival Corporation as holder thereof and issue to it certificates for the same. Carnival plc shall not be obliged to issue a certificate to the New Member for any Post-Scheme Shares.

67.11	Notwithstanding any other provision of these articles, neither Carnival plc nor the Directors shall register the transfer of any Scheme Shares effected between the Scheme Record Time and the Scheme Effective Date other than to Carnival Corporation, any subsidiary of Carnival Corporation or any nominee of Carnival Corporation or its subsidiaries pursuant to the Scheme of Arrangement.

67.12	If the Scheme of Arrangement shall not have become effective by the date referred to in clause 9 of the Scheme of Arrangement (or such later time or date (if any) as Carnival plc and Carnival Corporation may agree and the Court may allow), this article 67 shall be of no effect.